Exhibit (m)(6)

TD Asset Management USA Funds Inc.

Amended and Restated

DISTRIBUTION PLAN

        Amended and Restated Distribution Plan (the “Distribution Plan”) of TD Asset Management USA Funds Inc. (the “Company”) (formerly known as TD Waterhouse Family of Funds, Inc.), a Maryland corporation, on behalf of each of its portfolios (each a “Fund” and collectively, the “Funds”) or, where applicable, class of shares, listed on Exhibit A, as such Exhibit may be amended from time to time. This Distribution Plan was originally made as of October 31, 2005.

        WHEREAS, this Distribution Plan will be applicable to the shares of each Fund or of the specific class or classes listed on Exhibit A, as such Exhibit may be amended from time to time (“Shares”); and

        WHEREAS, because a substantial percentage of each Fund’s assets are expected to be maintained and/or derived through the efforts of the brokers and other persons eligible to receive fees or other assistance (as defined herein) payments under this Distribution Plan, the likelihood is that such assets would not become or remain invested in each respective Fund if such fees or other assistance were not made available to such brokers and other persons; and

        WHEREAS, this Distribution Plan is intended to enable the Funds to continue to distribute their shares, and in doing so, remain a viable asset size and promote effective and efficient investing;

        NOW, THEREFORE, the following Distribution Plan is hereby adopted under Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), subject to Section 5 below:

1.	Each Fund will pay from its assets fees at an annual rate not exceeding the percentage of the average net asset value of the Fund or class as identified on Exhibit A (the “12b-1 Fees”). The 12b-1 Fees paid by each Fund or class shall be computed and accrued daily and shall be paid by each Fund or class in an amount equal to the amount owing to brokers and other persons pursuant to the terms of selected dealer agreements, selling agreements or other agreements complying with Rule 12b-1 that have been approved by the Board of Directors of the Company (“Rule 12b-1 Agreements”). Payments of the 12b-1 Fees will be made pursuant to the Rule 12b-1 Agreements in accordance with their terms.

2.	TDAM USA Inc. (“TDAM”), the Funds’ investment adviser and administrator, or any successor investment adviser or administrator, may make payments for distribution or other services (“assistance”) from its own resources, including its bona fide revenues derived under its Investment Management Agreement and Administration Agreement with the Company relating to the Funds, to such broker-dealers or other persons who, in the sole discretion of TDAM (or any successor investment adviser or administrator) have rendered or may render assistance. Any payments made by TDAM (or any successor investment adviser or administrator) for such purpose shall not reduce any 12b-1 Fees paid or payable pursuant to Section 1 hereof.

3.	TD Ameritrade Clearing, Inc. (“TDAC”), the Funds’ transfer agent, or any successor or additional transfer agent, may make payments for assistance from its own resources, including its bona fide revenues derived under its Transfer Agency Agreement with the Company relating to the Funds, to such broker-dealers or other persons who, in the sole discretion of TDAC (or any successor or additional transfer agent) have rendered or may render assistance. Any payments made by TDAC (or any successor or additional transfer agent) for such purpose shall not reduce any 12b-1 Fees paid or payable pursuant to Section 1 hereof.

4.	Quarterly in each year that the Distribution Plan remains in effect, an appropriate officer of the Company or his or her designee shall prepare and furnish to the Board of Directors of the Company a written report, complying with the requirements of Rule 12b-1, of the amounts expended under the Distribution Plan and purposes for which such expenditures were made.

5.	This Distribution Plan shall become effective as to each Fund or class upon approval by a majority vote of (a) the Company’s Board of Directors, including a majority of directors who are not interested persons (as defined in Section 2(a)(19) of the 1940 Act) of the Company and have no direct or indirect financial interest in the operation of the Distribution Plan or in any agreements related to the Distribution Plan (“12b-1 Directors”), cast in person at a meeting called for the purpose of voting hereon, and (b) except if this Distribution Plan amends an existing plan adopted pursuant to Rule 12b-1 with respect to a Fund or class, the outstanding voting securities of each Fund or class, as applicable, as defined in Section 2(a)(42) of the 1940 Act, if adopted after any public offering of the Fund’s or particular class’s voting securities or the sale of such securities to persons who are not affiliated persons of the Company or affiliated persons of such persons. This Distribution Plan may be adopted as the Distribution Plan for any additional series of the Company or class of shares of a current Fund or future series by amending Exhibit A to include the name of such series or class and following the procedural requirements in this Section 5 with respect to such series or class.

6.	This Distribution Plan shall remain in effect for a period of one year from its adoption date and may be continued thereafter if this Distribution Plan and any related agreement are approved at least annually with respect to a Fund by a majority vote of the Directors of the Company, including a majority of the 12b-1 Directors of the Company, cast in person at a meeting called for the purpose of voting on such Distribution Plan and agreement. This Distribution Plan may not be amended to increase materially the 12b-1 Fees with respect to any Fund or class, as applicable, without the approval of a majority of the outstanding voting securities of such Fund (or class, as applicable), as defined in Section 2(a)(42) of the 1940 Act. All material amendments to this Distribution Plan must be approved by a vote of the Board of Directors of the Company, and of the 12b-1 Directors, cast in person at a meeting called for the purpose of voting thereon.

7.	This Distribution Plan may be terminated as to any Fund (or class) at any time by a majority vote of the 12b-1 Directors or by vote of a majority of the outstanding voting securities of the respective Fund (or class, as applicable), as defined in Section 2(a)(42) of the 1940 Act.

8.	While this Distribution Plan shall be in effect, the selection and nomination of the 12b-1 Directors of the Company shall be committed to the discretion of the 12b-1 Directors then in office.

9.	Any termination or non-continuance of a Rule 12b-1 Agreement with a particular person shall have no effect on similar agreements with other persons pursuant to this Distribution Plan.

10.	Neither TDAM (or any successor investment adviser or administrator) nor the principal underwriter or other agent for a Fund is obligated by this Distribution Plan to execute or continue a Rule 12b-1 Agreement with any person.

11.	All agreements with any person relating to the implementation of this Distribution Plan shall be in writing and any agreement related to this Distribution Plan shall be subject to termination, without penalty, pursuant to the provisions of Section 6 above.

12.	This Distribution Plan constitutes a separate Distribution Plan with respect to each Fund (or class, as applicable) and its termination or modification with respect to any Fund (or class, as applicable) shall not affect its continued effectiveness in accordance with its terms with respect to any other Fund (or class, as applicable).

EXHIBIT A

TD Money Market Portfolio – Investor Class: 0.11%

TD Money Market Portfolio – Premium Class: 0.365%

TD Money Market Portfolio – Class A: 0.21%

TD Money Market Portfolio – Select Class: 0.21%

TD U.S. Government Portfolio – Investor Class: 0.11%

TD U.S. Government Portfolio – Class A: 0.21%

TD Municipal Portfolio – Investor Class: 0.11%

TD Municipal Portfolio – Class A: 0.21%

TD California Municipal Money Market Portfolio – Investor Class: 0.08%

TD California Municipal Money Market Portfolio – Class A: 0.18%

TD New York Municipal Money Market Portfolio – Investor Class: 0.04%

TD New York Municipal Money Market Portfolio – Class A: 0.14%

March 29, 2017